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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Precision Castparts Corp. of our report dated February 12, 2003, except for the condensed consolidating financial statements footnote and the subsequent events footnote as to which the date is March 19, 2004, relating to the financial statements of SPS Technologies, Inc., which appears in Precision Castparts Corp's Current Report on Form 8-K dated March 24, 2004 and filed on March 25, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 24, 2004

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CONSENT OF INDEPENDENT ACCOUNTANTS